THE PEP BOYS - MANNY, MOE & JACK AND SUBSIDIARIES                                     Exhibit 11 -
Computation of Earnings per Share

(in thousands, except per share data)
-----------------------------------------------------------------------------------------------------------
Fiscal Year                                                   1996      1995       1994     1993      1992
-----------------------------------------------------------------------------------------------------------
    Earnings before cumulative effect of change
    in accounting principle............................   $100,824   $81,494    $80,008  $65,512   $54,579

    Adjustment for interest on $86,250, 4%
    convertible subordinated notes, net of income
    tax effect.........................................      2,168     2,200        897         -        -

    Adjustments for interest on $271,704, 4%
    zero coupon convertible subordinated notes, net of
    income tax effect..................................      1,409

------------------------------------------------------------------------------------------------------------
(a) Adjusted earnings before the cumulative effect of
    change in accounting principle.....................    104,401    83,694     80,905   65,512    54,579
------------------------------------------------------------------------------------------------------------

(b) Cumulative effect of change in accounting principle.         -         -     (4,300)       -         -
-----------------------------------------------------------------------------------------------------------

(c) Adjusted net earnings                                 $104,401  $ 83,694    $76,605  $65,512   $54,579
------------------------------------------------------------------------------------------------------------

    Average number of common shares outstanding
    during the year....................................     60,305    59,581     59,252   60,805    59,297

    Common shares assumed issued upon conversion of
    4% convertible subordinated notes..................      2,104     2,104        873         -         -

    Common shares assumed issued upon conversion of
    4% zero coupon convertible subordinated notes......      1,303         -          -        -         -

    Common shares assumed issued upon exercise
    of dilutive stock options, net of assumed
    repurchase, at the average market price,
    using the treasury stock method (1)................        893       903     1,313     1,086     1,339

-----------------------------------------------------------------------------------------------------------
(d) Average number of common shares outstanding
    during the year....................................     64,605    62,588    61,438    61,891    60,636
------------------------------------------------------------------------------------------------------------
(e) Earnings per share before cumulative effect of
    change in accounting principle (a/d)...............      $1.62   $  1.34   $  1.32  $   1.06   $   .90
------------------------------------------------------------------------------------------------------------

(f) Cumulative effect of change in accounting
    principle (b/d)....................................          -         -      (.07)        -         -
------------------------------------------------------------------------------------------------------------

(g)Net earnings per share (c/d)........................      $1.62   $  1.34   $  1.25   $  1.06   $  .90

------------------------------------------------------------------------------------------------------------

(1)  The number of shares assumed issued upon exercise of dilutive stock options is essentially the same for fully diluted earnings per share.